Exhibit 4.7

Rules of the

CRH 2010 Savings-Related Share Option Scheme - (Republic of Ireland)

Adopted by shareholders on 5th May 2010

Amended by Resolution of Board of CRH plc on 27th October 2010

Rules of the CRH plc Savings-Related Share Option Scheme (Republic of Ireland)

Contents	Page(s)

1. Definitions	3-5

2. Invitations to Apply for Options	5-6

3. Scaling Down	6-7

4. Grant of Options	7

5. Limitation on Grants	7-8

6. Exercise of Options	8-9

7. Takeovers and Liquidations	9-11

8. Variation of Share Capital	11

9. Manner of Exercise of Options	11-12

10. Administration and Amendment	12

11. General	12

12. Proper Law and Jurisdiction	13

13. Articles of Association	13

1.	Definitions

1.1	In these Rules the following words and expressions shall have the following meanings:

“Act”	the Taxes Consolidation Act, 1997

“Adoption Date”	the date on which the Scheme is adopted by the Company in general meeting.

“Announcement Date”	the date on which the annual or half yearly results of the Company are announced.

“Appropriate Period”	has the meaning given to it in paragraph 16(2) of Schedule 12A, to the Act.

“Associated Company”	has the meaning assigned to it by paragraph 1 (1) of Schedule 12A, to the Act.

“Auditors”	the auditors for the time being of the Company or in the event of there being joint auditors such one of them as the Company shall select.

“Board”	the Board of Directors of the Company or, except in Rule 10.4, a duly constituted committee thereof.

“Bonus”	any terminal bonus or interest payable by a qualified savings institution to an individual under a certified contractual savings scheme.

“Bonus Date”	the date on which repayments under the certified contractual savings scheme are due.

“Capital Reorganisation”	any variation in the Share capital or reserves of the Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation, reduction or otherwise);

“Company”	CRH plc

“Control”	has the meaning assigned to it in section 432 to the Act.

“Date of Grant”	the date on which the Board grants an Option in accordance with Rule 4.

“Eligible Employee”	means every person, subject to Rule 6, who on the Date of Grant and on the Date of Exercise:

i. (a) is an employee of any Participating Company, including a full-time director

(b) is chargeable to tax in the Republic of Ireland under Schedule E in respect of that employment, and

(c) who had on the date of the relevant issue of the relevant invitations pursuant to Rule 2.1 been such an employee or director continuously for a period of 12 months at the date of offer, or

ii. is any other employee or director of a Participating Company, nominated by the Board to be an Eligible Employee,

provided, that no person shall be an Eligible Employee if that person is ineligible to participate in the Scheme by virtue of paragraph 8 Schedule 12A, to the Act.

“Market Value”	has the meaning assigned to it by Section 548 to the Act.

“Option”	a right to acquire Shares granted (or to be granted) in accordance with the Rules of the Scheme.

“Option Price”	the price at which each Share subject to an Option may be acquired on the exercise of that Option being subject to Rule 8, the higher of;

i. the nominal value of a share, or

ii.  a price at the discretion of the Board which cannot be manifestly less than 75% of the Market Value of a Share on the day that the invitation to apply for that Option was issued pursuant to Rule 2.

“Participating Company”	means the Company and any other company of which the Company has control and which has been nominated by the Board as a Participating Company.

“Rules”	means the Rules of the CRH Savings-Related Share Option Scheme (Republic of Ireland) set out herein together with any additions, alterations or modifications for the time being in force.

“Savings Contract”	a contract under a certified contractual savings scheme, within the meaning of Schedule 12B to the Act and subject to the prior approval of the Revenue Commissioners.

“Scheme”	means the CRH 2010 Savings-Related Share Option Scheme (Republic of Ireland) constituted and governed by these Rules as from time to time amended.

“Scheme Shares”	fully paid up ordinary shares of the Company, which comply with the provisions of paragraphs 10 to 15, of Schedule 12A, to the Act.

“Shares”	fully paid up ordinary shares of the Company.

“Specified Age”	means any age at which a person is bound to retire under the terms of their contract of employment provided it is not less than age sixty and not more than pensionable age (within the meaning of section 2 of the Social Welfare Consolidation Act 2005).

“3-Year Bonus”	the Bonus paid at the end of a three year Savings Contract.

“5-Year Bonus”	the Bonus paid at the end of a five year Savings Contract.

“Subsisting Option”	an Option which has neither lapsed nor been exercised.

“Treasury Shares”	means ordinary shares of the Company which have been bought by the Company and held by it as treasury shares.

1.2	Words importing the singular shall include the plural, and vice versa, and words importing the masculine shall include the feminine.

1.3

Any reference to any statute (or a particular part, chapter or section thereof) shall mean and include any statutory modification, amendment, extension, or re-enactment thereof for the time being in force, and any regulations or other subordinate legislation made thereunder.

2.	Invitations to Apply for Options

2.1	The Board may invite every Eligible Employee to apply for the grant of an Option to acquire Scheme Shares on any one occasion within each of the following periods

i.	a period of eight weeks commencing four days following the approval of the Scheme by the Revenue Commissioners.

ii.	a period of six weeks commencing four days after each Announcement Day provided that no invitation may be made after the tenth anniversary of the Adoption Date.

2.2	Each invitation shall specify

i.	the date, not being less than 14 days after the issue of the invitation, by which the application must be made

ii.	the Option Price at which the Scheme Shares may be acquired on the exercise of any Option granted in response to the application, and

iii.

the maximum permitted aggregate monthly savings contribution, being the lesser of the maximum specified in paragraph 25 of Schedule 12A, to the Act, and such sum (being a multiple of €1 and not less than €12) as the Board decides shall apply to every Eligible Employee in respect of that invitation.

2.3	Each invitation shall be accompanied by a proposal form for a Savings Contract, and an application form which will provide for the applicant to state:

i.	the monthly savings contribution (being a multiple of €1 and not less than €12) which he wishes to make under the related Savings Contract;

ii.

that his proposed monthly savings contribution, when added to any monthly savings contributions then being made under any other Savings Contract linked to an Option granted under the Scheme or any other savings-related share option scheme approved by the Revenue Commissioners, will not exceed the maximum permitted aggregate monthly savings contributions specified in the invitation; and

and to authorise the Board to enter on the Savings Contract proposal form such monthly savings contribution, not exceeding the maximum stated on the application form, as shall be determined subject to Rule 3 below.

2.4

Each application shall be deemed to be for an Option over the largest whole number of Scheme Shares which can be bought at the Option Price with the expected repayment including Bonus under the related Savings Contract at the appropriate Bonus Date.

3.	Scaling Down

3.1

If the Board receives valid applications for Options over an aggregate number of Scheme Shares which exceeds the limit determined pursuant to Rule 5.2 below in respect of that invitation, then the following steps shall be carried out successively to the extent necessary to eliminate the excess

i.	each election for the 5-Year Bonus or the 3-Year Bonus to be included in the repayment under the Savings Contract shall be deemed to be an election for no Bonus to be so included.

ii.	the excess over €12 of the monthly savings contribution chosen by each applicant shall be reduced pro rata to the extent necessary.

iii.	each election to exercise an option after five years shall be deemed to be an election for three years.

iv.	applications shall be selected by lot, each based on a monthly savings contribution of €12 and the inclusion of no Bonus in the repayment under the Savings Contract.

Each application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and the Board shall complete each Savings Contract proposal form to reflect any reduction in the monthly savings contribution resulting therefrom.

4.	Grant of Options

4.1

No later than the thirtieth day or, if Rule 3 applies, the forty second day following the day on which the invitations were issued pursuant to Rule 2, the Board shall grant to each applicant who is still an Eligible Employee and is not precluded from participation in the Scheme by virtue of paragraph 8 of Schedule 12A, to the Act, an Option over the number of Scheme Shares for which, pursuant to Rule 2.4 and subject to Rule 3, he is deemed to have applied.

As soon as possible after Options have been granted the Board shall issue an Option certificate in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.

4.2

No Option may be transferred, assigned or charged, and any purported transfer, assignment or charge shall cause the Option to lapse forthwith. Each Option certificate shall carry a statement to this effect.

5.	Limitations on Grants

5.1	No Option shall be granted pursuant to Rule 4 above if such grant would result in the aggregate of:

i.	the number of Scheme Shares over which Subsisting Options have been granted under this Scheme, and

ii.	the number of Scheme Shares which have been issued on the exercise of Options granted under this Scheme, and

iii.	the number of Shares over which subsisting options have been granted under any other share option scheme since the Adoption Date, and

iv.

the number of Shares which have been issued pursuant to any other employee share scheme (including any performance share plan and share option scheme) since the Adoption Date exceeding 10% of the number of Shares in issue.

5.2

The Board may, before issuing invitations on any occasion, determine a limit on the number of Scheme Shares, which are to be available in respect of that invitation in order to ensure that Shares remain available for subsequent invitations.

5.3

No Option shall be granted to an Eligible Employee if the monthly savings contribution under the related Savings Contract, when added to the monthly savings contributions then being made under any other Savings Contract, would exceed the maximum specified in paragraph 25 of Schedule 12A, to the Act.

6.	Exercise of Options

6.1	Subject to Rule 9, any Subsisting Option may be exercised in whole or in part at any time following the earliest of the following events:

i.	the relevant Bonus Date if, on the day of exercise, the Option holder is an employee or director of a Participating Company;

ii.	the death of the Option holder;

iii.

the Option holder ceasing to be a director or employee of any Participating Company by reason of injury, disability, dismissal by reason of redundancy within the meaning of the Redundancy Payments Acts, 1967 to 2007 or retirement on or after the Specified Age;

iv	the Option holder ceasing to be a director or employee of any Participating Company by reason only that:

(a)	the office or employment is in a company of which the Company ceases to have Control, or

(b)	the office or employment relates to a business or part of a business which is transferred to a person who is neither an Associated Company nor a company of which the Company has Control;

v.	the relevant Bonus Date, where an Option holder holds an office or employment in a company which is not a Participating Company but which is

(a)	an Associated Company of the Company, or

(b)	a company of which the Company has Control.

6.2	An Option shall lapse on the earliest of the following events:

i.	except where the Option holder has died, the expiry of six months following the Bonus Date;

ii.	where the Option holder has died during the six months following the Bonus Date, the first anniversary of the Bonus Date;

iii.	where the Option holder has died before the Bonus Date, the first anniversary of his death;

iv.	unless the Option holder has died, the expiry of six months after the Option has become exercisable by virtue of paragraph iii. of Rule 6.1;

v.	the expiry of six months after the Option has become exercisable by virtue of paragraph iv of Rule 6.1 or in accordance with Rule 7;

vi.	the Option holder ceasing to be a director or employee of any Participating Company in circumstances in which the Option does not become exercisable;

vii.	the Option holder becoming bankrupt;

viii.	where, before an Option has become capable of being exercised, the Option holder makes an application for repayment of the contributions paid pursuant to the terms of the Savings Contract.

6.3

No person shall be treated for the purposes of this Rule 6 as ceasing to be employed by a Participating Company until he is no longer employed by the Company, any Associated Company or a company of which the Company has Control.

6.4

If an Option holder continues to be employed by a Participating Company after the date on which he reaches the Specified Age, he may exercise any Subsisting Option within six months following that date.

7.	Take-overs and Liquidations

7.1	If any person obtains Control of the Company as a result of making:

i.

a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the person making the offer will have Control of the Company, or

ii.	a general offer to acquire all the Shares in the Company which are of the same class as the Scheme Shares;

then any Subsisting Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2

If under section 201 of the Companies Act, 1963, the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Subsisting Option may be exercised within six months of the Court sanctioning the compromise or arrangement.

7.3

If any person becomes bound or entitled to acquire Shares in the Company, under section 204 of the Companies Act, 1963, any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

7.4

If, as a result of the events specified in Rules 7.1 or 7.2, a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in Rule 7.3, the Option holder may, by agreement with the other company (the “Acquiring Company”), within the Appropriate Period, release each Subsisting Option (the “Old Option”) for an Option (the “New Option”) which satisfies the conditions that it

i.

is over shares in the Acquiring Company or some other company falling within sub-paragraph (b) or sub-paragraph (c) of paragraph 11, Schedule 12A, to the Act, which satisfy the conditions specified in paragraphs 11 to 15 inclusive, Schedule 12A, to the Act.

ii.

is a right to acquire such number of such Shares as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the Scheme Shares subject to the Old Option on its release.

iii.	has an Option Price per share such that the aggregate price payable on the complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option; and

iv.	is otherwise identical in terms to the Old Option.

This New Option shall, for all other purposes of the Scheme, be treated as having been acquired at the same time as the Old Option.

Where any New Options are granted pursuant to this Rule 7.4, Rules 7, 8, 9, 10.1 and 10.3 to 10.6 shall, in relation to the New Options, be construed as if referring to the Acquiring Company or, as the case may be, to the other company to whose shares the New Options relate, and to the shares in that other company, but references to Participating Company shall continue to be construed as if references to the Company were references to CRH plc.

7.5	If the Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

7.6	For the purposes of this Rule 7 other than Rule 7.4 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

7.7	The exercise of an Option pursuant to the preceding provisions of Rule 7 shall be subject to the provisions of Rule 9 below.

7.8

Where in accordance with Rule 7.4 Subsisting Options are released and New Options granted, the New Options shall not be exercisable in accordance with Rules 7.1, 7.2, and 7.3 above by virtue of the event by reason of which the New Options were granted.

8.	Variation of Share Capital

In the event of any Capital Reorganisation, the number of Scheme Shares subject to any Option and the Option Price for each of those shares shall be adjusted by the Board of Directors, or a duly authorised Committee of the Board, in consultation with the Auditors provided that:

i.	the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date;

ii.	the Option Price for a Scheme Share is not reduced below its nominal value;

iii.	no adjustment shall be made without the prior written approval of the Revenue Commissioners; and

iv.	following the adjustment the Scheme Shares continue to satisfy the conditions specified in paragraphs 11 to 15 inclusive, of Schedule 12A, to the Act.

9.	Manner of Exercise of Options

9.1

No Option shall be exercised by an individual at any time when he is, or by the personal representatives of an individual who at the date of his death was, precluded by paragraph 8, of Schedule 12A, to the Act from participating in the Scheme.

9.2	No Option shall be exercised at any time when the Shares, which may thereby be acquired, are not Scheme Shares as defined in Rule 1.1.

9.3	An Option shall only be exercised over the number of Scheme Shares, which may be purchased with the sum obtained by way of repayment under the related Savings Contract.

9.4

An Option shall be exercised by the Option holder, or as the case may be, his personal representatives, giving notice to the Company in writing of the number of Scheme Shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment, together with evidence of the repayment of the savings contributions and any interest or Bonus paid thereon (which shall not exceed the sum obtained by way of repayment under the related Savings Contract) and the relevant Option certificate, and shall be effective on the date of its receipt by the Company.

9.5

On receipt of notice of exercise of an Option, the Company shall, within thirty days, satisfy the entitlement of the Option holder to Scheme Shares by the allotment and issue of the appropriate number of Shares to the Option holder, or at its absolute discretion, by the re-issue of the appropriate number of Treasury Shares of the Company to the Option holder. Save for any rights determined by reference to a date preceding the date of allotment, such Shares shall rank pari passu with the other Shares of the same class in issue at that date of allotment.

9.6	When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.

9.7

For the purposes of Rules 9.3 and 9.4 above, any repayment under the related Savings Contract shall exclude the repayment of any contribution, the due date for payment of which falls more than one month after the date on which repayment is made.

10.	Administration and Amendment

10.1	The Scheme shall be administered by the Board whose decision on all disputes shall be final.

10.2	The Board may from time to time amend these Rules provided that

i.	no amendment shall materially and adversely affect an Option holder as regards an Option granted prior to the amendment being made

ii.

no amendment shall be made which would make the terms on which Options may be granted materially more generous or would increase the limit specified in Rule 5.1 without the prior approval of the Company in general meeting and

iii.	no amendment shall be made without the prior written approval of the Revenue Commissioners.

10.3	The costs of establishing and operating the Scheme shall be borne by the Participating Companies in such proportions as any officer of the Company shall determine.

10.4

The Board may establish a committee consisting of two or more persons to whom any or all of its powers in relation to the Scheme may be delegated. The Board may at any time dissolve the committee, alter its constitution or direct the manner in which it shall act.

10.5

Any notice or other communication under or in connection with the Scheme may be given by the Company either personally or by post and to the Company either personally or by post to the Company Secretary; items sent by post shall be pre-paid and shall be deemed to have been received seventy two hours after posting.

10.6

The Company shall at all times keep available sufficient authorised and unissued share capital to satisfy the exercise to the full extent still possible of all Options which have neither lapsed nor been fully exercised, taking account of any other obligations of the Company to issue unissued Shares.

11.	General

11.1	All Eligible Employees shall be eligible to participate in the Scheme on similar terms.

12.	Proper Law and Jurisdiction

12.1

The Rules of the Scheme are established under the laws of Ireland, which will be the proper law and will govern the Rules and all transactions and proceedings in or concerning the Scheme. The jurisdiction of the Courts of Ireland shall be the jurisdiction appropriate to all actions, claims, disputes and proceedings arising under or in connection with the Scheme.

13.	Articles of Association

13.1	Any Shares acquired on the exercise of Options shall be subject to the Articles of Association of the Company as amended.